EXHIBIT 99.2

Ronald E. Seeholzer
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 330-384-5783

January 31, 2007

TO THE INVESTMENT COMMUNITY: 1

As detailed in the attached news release, FirstEnergy Corp. today announced preliminary unaudited 2006 earnings results and 2007 non-GAAP* earnings guidance. The Company also disclosed that its Board of Directors has authorized a new share repurchase program of up to 16 million shares of common stock and that the Company recently made a voluntary contribution of $300 million to its pension plan. This letter provides additional details concerning these and other matters.

Preliminary Unaudited Earnings and Cash Flow Results

Preliminary unaudited normalized earnings for 2006 on a non-GAAP* basis are expected to be $3.87 to $3.89 per share of common stock, exceeding the October 25, 2006, revised guidance of $3.75 to $3.85 per share. This represents an increase of approximately 30% compared to 2005 normalized non-GAAP* earnings of $3.00 per share. Preliminary earnings on a GAAP basis are expected to be $3.85 to $3.87 per share of common stock including a charge of $0.02 per share related to deferred non-utility generation (NUG) purchased power costs resulting from a Pennsylvania Public Utility Commission (PPUC) accounting order. Earnings per share on a GAAP basis in 2005 were $2.62.

Preliminary unaudited earnings on a non-GAAP* basis for the fourth quarter of 2006 are expected to be $0.82 to $0.84 per share, which exceeds the revised guidance range of $0.71 to $0.81 per share for the period. This compares favorably with 2005 fourth quarter non-GAAP* earnings of $0.77 per share. Including net gains from the sale of non-core assets, fourth quarter of 2006 earnings per share on a GAAP basis are expected to be $0.85 to $0.87 compared with $0.58 per share in the fourth quarter of 2005.

Preliminary unaudited cash generation (non-GAAP*) for 2006, excluding the impact of a $137 million net outflow in non-permanent collateral related to power supply contracts that was not included in guidance, is expected to be approximately $506 million. This result exceeds the Company’s most recent guidance.

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1 Please see the forward-looking statements at the end of this letter.
*See the GAAP to non-GAAP reconciliation schedules attached and on the Investor Information section of FirstEnergy Corp.’s website at www.firstenergycorp.com/ir.

FirstEnergy took several major steps during 2006 to further increase shareholder value. These included the repurchase of approximately 10.5 million shares of common stock, or about 3.2% of shares outstanding, and its planned 11.1% increase in the common dividend payable March 1, 2007. The new indicated annual dividend rate will be $2.00 per share. The Company previously raised the quarterly dividend from $0.43 to $0.45 (an increase of 4.7%) effective with the dividend payable March 1, 2006. These actions, along with the Company’s continued strong operating performance, helped produce a total shareholder return, including reinvested dividends, of 27.2% for the year.

2007 Non-GAAP* Earnings Guidance

For 2007, non-GAAP* earnings guidance is $4.05 to $4.25 per share. The midpoint of $4.15 per share represents an increase of 7% from the mid-point of the preliminary unaudited 2006 normalized non-GAAP* results described above. GAAP earnings are expected to be $4.10 to $4.30 per share in 2007 and include a benefit of $0.05 per share for new regulatory assets authorized by the PPUC in January 2007 that apply to prior years. The Company currently cannot estimate other potential unusual charges or credits that may become reconciling items between earnings per share on a GAAP and non-GAAP* basis during 2007.

Common Stock Share Repurchase

On January 30, 2007, FirstEnergy’s Board of Directors authorized a new share repurchase program for up to 16 million shares, or approximately 5% of the company’s outstanding common stock. This new program represents approximately $900 million at a share price of $58 and supersedes the prior repurchase program approved on June 20, 2006. At management’s discretion, shares may be acquired on the open market or through privately negotiated transactions, subject to market conditions and other factors. The Board’s authorization of the repurchase program does not require the Company to repurchase any shares and the program may be terminated at any time.

Under the prior program, approximately 10.5 million shares were repurchased in August 2006 through an accelerated repurchase program at an initial purchase price of $600 million, or $56.44 per share. The final purchase price under that program will be adjusted to reflect the ultimate cost to acquire the shares over a period of up to seven months ending March 2007.

If the potential Bruce Mansfield Unit 1 sale and leaseback transaction described below is successfully consummated, it is expected that a portion of the proceeds from that transaction will fund repurchases under this new program. Together, these two programs will have provided the opportunity for the Company to repurchase approximately 8% of the total shares outstanding prior to June 20, 2006. If fully implemented, the net benefit to earnings from the reduction in shares outstanding from both programs is expected to be approximately $0.18 per share in 2007 versus 2006.

Voluntary Pension Plan Contribution

In 2004 and 2005, FirstEnergy made voluntary cash contributions to its defined benefit pension plan totaling $1 billion. Following enactment of the Pension Protection Act of 2006, the Company’s Board of Directors authorized an additional voluntary contribution of $300 million, which was made in January 2007. The after-tax cash impact of this contribution is $193 million. The contribution was initially funded through short-term borrowings, which may be repaid from a portion of the proceeds of the potential Bruce Mansfield Unit 1 sale and leaseback transaction described below if consummated. The latest contribution is expected to be accretive to earnings by approximately $0.05 per share beginning in 2007, and increases the plan’s Projected Benefit Obligation funded status to approximately 105%.

Sale and Leaseback of Bruce Mansfield Unit 1

At the February 1 analyst meeting in New York, management will provide information to investors regarding its intention to pursue a sale and leaseback transaction for the 776 MW owned portion of Unit 1 of the Bruce Mansfield plant. If consummated as currently contemplated, after-tax cash proceeds from this transaction would be expected to be approximately $1.2 billion based upon preliminary valuations of the Unit. A potential deal structure is still under review by the Company and its advisors, including tax and accounting treatment. The Company is currently targeting a close in the second quarter of 2007.

Preliminary Unaudited Annual Non-GAAP
Basic Earnings Per Share Reconciliation

	2006	2005

Basic EPS (Non-GAAP)	$3.87- $3.89	$ 3.00
PPUC NUG Accounting Adjustment	(0.02)	--
Cumulative Effect of Accounting Change	--	(0.09)
Ohio/New Jersey Income Tax Adjustments	--	(0.19)
Sammis Plant New Source Review Settlement	--	(0.04)
Davis-Besse Fine/Penalty	--	(0.10)
JCP&L Arbitration Decision	--	(0.03)
New Regulatory Assets - JCP&L Settlement	--	0.05
Non-Core Asset Sales/Impairments	--	0.02
Basic EPS (GAAP)	$3.85-$3.87	$ 2.62

Preliminary Unaudited Fourth Quarter Non-GAAP
Basic Earnings Per Share Reconciliation

	2006	2005

Basic EPS (Non-GAAP)	$0.82-$0.84	$ 0.77
Cumulative Effect of Accounting Change	--	(0.09)
Davis-Besse Penalty	--	(0.08)
Non-Core Asset Sales/Impairments	0.03	(0.04)
Ohio/New Jersey Income Tax Adjustments	--	0.02
Basic EPS (GAAP)	$0.85-$0.87	$ 0.58

Reconciliation of 2006 Preliminary Unaudited Cash from Operating Activities (GAAP) to
Preliminary Free Cash Flow (Non-GAAP) and Preliminary Cash Generation (Non-GAAP)
(in millions)

Net Cash from Operating Activities:	Unaudited

Preliminary GAAP Net Income Range	$1,255 - $1,262
Adjustments:
Amortization of Regulatory Assets & Depreciation	1,460
Deferrals (Reg. Assets, Purch. Power, Income Taxes)	(900)
BGS Collateral	60
Other Collateral	(137)
Other, including changes in Working Capital	198
Net Cash from Operating Activities (GAAP)	$1,939

Other Items:

Capital Expenditures	(1,153)
Nuclear Fuel Fabrication	(162)
Common Stock Dividends	(586)
Other, Net	12
Free Cash Flow (Non-GAAP)	$50

Proceeds from Asset Sales	139
JCP&L Securitization	180
Cash Generation (Non-GAAP)*	$369

* 2006 cash generation was $506 million, excluding non-BGS collateral outflow of $137 million that was not included in 2006 cash generation guidance.

2007 Non-GAAP Earnings Per Share Guidance
Basic Earnings Per Share Reconciliation

Basic EPS (Non-GAAP)	$4.05- $4.25
Benefit from New Regulatory Assets Authorized by PPUC	0.05
Basic EPS (GAAP)	$4.10-$4.30

Additional Details

Additional details regarding these announcements and other company matters will be provided at FirstEnergy’s analyst meeting being held in New York City beginning at approximately 8:15 a.m. Eastern Standard Time on Thursday, February 1, 2007. The meeting will be webcast and can be accessed at the Company’s Internet address which is www.firstenergycorp.com/ir. A recording of the meeting will be archived on FirstEnergy’s Internet site as will the meeting presentation slides.

If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (330) 384-5783.

Very truly yours,

Ronald E. Seeholzer
Vice President - Investor Relations

Forward-Looking Statements

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and heightened scrutiny at the Perry Nuclear Power Plant in particular, the timing and outcome of various proceedings before the Public Utilities Commission of Ohio (including, but not limited to, the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the Rate Stabilization Plan) and the Pennsylvania Public Utility Commission, including the transition rate plan filings for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the successful structuring and completion of a potential sale and leaseback transaction for Bruce Mansfield Unit 1 currently under consideration by management, the successful implementation of the newly-approved share repurchase program announced today, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the year ended December 31, 2005, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.